   As filed with the Securities and Exchange Commission on July 13, 2001

                                                      Registration No. 333-63196
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                --------------

                                 Pre-Effective

                            Amendment No. 2 to

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                            SOUTHWEST WATER COMPANY
             (Exact name of registrant as specified in its charter)

                                --------------

                     Delaware                                       95-1840947
           (State or other jurisdiction                          (I.R.S Employer
         of incorporation or organization)                    Identification Number)

                      225 North Barranca Avenue, Suite 200
                       West Covina, California 91791-1605
                                 (626) 915-1551
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------
                               Peter J. Moerbeek
                            Chief Financial Officer
                            Southwest Water Company
                      225 North Barranca Avenue, Suite 200
                       West Covina, California 91791-1605
                                 (626) 915-1551
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

        James W. Daniels                           David W. Braswell
        Latham & Watkins                        Armstrong Teasdale, LLP
650 Town Center Drive, 20th Floor         One Metropolitan Square, Suite 2600
  Costa Mesa, California 92626                    St. Louis, MO 63102
         (714) 540-1235                              (314) 621-5070

                                --------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement, as determined by market conditions and other factors.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                      CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                         Proposed
                                                     Maximum Offering       Proposed        Amount of
               Title of                 Amount to be    Price Per      Maximum Aggregate   Registration
     Securities to be Registered         Registered     Unit(1)(2)    Offering Price(1)(2)  Fee(3)(4)
-------------------------------------------------------------------------------------------------------
Convertible Subordinate Debentures due
 2021................................   $20,000,000        100%           $20,000,000         $5,000
-------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share
 (including the associated preferred
 share purchase rights)..............       (5)                                                $-0-
-------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.


(2) Plus accrued interest, if any.


(3) Calculated in accordance with Rule 457(o) under the Securities Act of 1933. Amount includes a registration fee of $4,000 previously paid.


(4) The Registrant will receive no consideration upon conversion. Therefore, pursuant to Rule 457(i), no additional filing fee is required with respect to the shares of common stock registered hereby.


(5) This registration statement covers an indeterminate number of shares of common stock issuable upon conversion of the Debentures. Also includes an additional indeterminate number of shares of common stock that may become issuable upon conversion of the Debentures being registered hereunder by means of an adjustment of the conversion price pursuant to the terms of the Debentures.


                                --------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "SEC"), acting pursuant to said Section 8(a), may determine.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

     Preliminary prospectus dated July 13, 2001, subject to completion


                       [LOGO OF SOUTHWEST WATER COMPANY]

                                $20,000,000


                            SOUTHWEST WATER COMPANY

                   % Convertible Subordinate Debentures Due 2021

  This prospectus relates to the offer and sale of the    % Convertible
Subordinate Debentures of Southwest Water Company due 2021 (the "Debentures"). The Debentures are sold at face value plus accrued interest, if any, to the date of sale. The Debentures are convertible at any time prior to maturity,
unless previously redeemed, at a conversion price of $     per share,
equivalent to a rate of    shares of our common stock, par value $.01 per
share, for each $1,000 principal amount, subject to adjustment under certain conditions.

  Interest on the Debentures is payable quarterly on January 1, April 1, July 1 and October 1, beginning October 1, 2001. The Debentures are unsecured debt of our Company and will be of equal rank with all of our other unsecured indebtedness, other than senior debt. The Debentures are subordinated to all of our existing and future senior and secured debt. At our option, beginning July 1, 2003, we may redeem the Debentures in whole or in part at a redemption price of 105% beginning July 1, 2003 and declining 1% annually to par (100% of face value) after June 30, 2008. The Debentures are redeemable at 100% of their principal amount plus accrued and unpaid interest at any time within 60 days after a request on behalf of a deceased holder, subject to an annual maximum principal amount of $25,000 per holder and $400,000 in the aggregate. However, we may redeem Debentures tendered on behalf of a deceased holder in excess of the above limitations. We will not establish a sinking fund to redeem the Debentures. See "Description of Debentures."


  The minimum principal amount of Debentures you may purchase is $1,000. We will issue the Debentures only in fully registered form in amounts of $1,000 or integral multiples of $1,000. There is presently no trading market for the Debentures and we cannot assure you that one will develop.

  Our common stock is traded on the Nasdaq National Market under the symbol "SWWC". The last reported sales price of our common stock on July 11, 2001 was $15.11 per share.


  Investing in our Debentures involves a high degree of risk. See "Risk Factors" beginning on page 6.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
                         Price to Public Underwriting Discount (1) Proceeds to Company (2)
------------------------------------------------------------------------------------------
Per Debenture..........       100%                  4%                       96%
------------------------------------------------------------------------------------------
Total..................    $20,000,000           $800,000                $19,200,000
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

(1) See "Underwriter" for information relating to indemnification of the underwriter.
(2) Before deduction of our expenses estimated at $250,000.

  This offering is being underwritten by Edward D. Jones & Co., L.P. on a firm commitment basis, which means that it must purchase all of the Debentures if any are purchased. The underwriter's purchase of the Debentures is subject to a number of conditions. The underwriter reserves the right to withdraw, cancel or modify such offers and reject orders in whole or in part. We expect the
Debentures to be available on or about                  , 2001.

                          Edward D. Jones & Co., L.P.

                 The date of this prospectus is July   , 2001.

                               TABLE OF CONTENTS

Forward-Looking Statements............................................         3

Prospectus Summary....................................................         4

Risk Factors..........................................................         6

Our Company...........................................................        12

Use of Proceeds.......................................................        14

Selected Consolidated Financial Information...........................        15

Common Stock Dividends and Price Range................................        16

Description of Debentures.............................................        17

Description of Common Stock...........................................        26

Underwriter...........................................................        31

Legal Opinions........................................................        31

Experts...............................................................        32

Where You Can Find More Information...................................        32

Form of Redemption Request............................................ Exhibit A

   We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus. The information contained in this prospectus is current only as of the date on the cover page of the prospectus, and may change after that date. By delivering this prospectus, we do not imply that there have been no changes in the information contained in this prospectus or in our affairs since the date of the prospectus.

                           FORWARD-LOOKING STATEMENTS

   In addition to historical information, we have made forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus, such as those pertaining to our capital resources and performance of our operations. "Forward-looking statements" are projections, plans, objectives or assumptions about us. Forward-looking statements involve numerous risks and uncertainties, and you should not place undue reliance on these statements because we cannot assure you that the events or circumstances reflected in these statements will actually occur. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates," "anticipates" or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect, imprecise or incapable of being realized. The following factors, among others set forth in our filings with the Securities and Exchange Commission or in our press releases, could cause actual results and future events to differ materially from those set forth or contemplated in our forward-looking statements:

  .  Debt financing risks related to the Debentures;

  .  Weather and seasonal variations;

  .  Competition;

  .  Failure to effectively and efficiently manage our growth;

  .  Rate regulation and rates of return;

  .  Certain litigation and other risks regarding water quality;

  .  Financing capital expenditures; and

  .  Rapidly increasing operating costs.

                               PROSPECTUS SUMMARY

   The following summary sets forth certain pertinent facts and does not contain all the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in this prospectus, before making an investment decision. In particular, see the information presented under the captions "Our Company," "Risk Factors," "Description of Debentures," "Description of Common Stock" and "Where You Can Find More Information." All references in this prospectus to "Southwest Water Company," "the Company," "our Company," "we," "us," or "our" mean and include Southwest Water Company and its subsidiaries.

                                  Our Company

   Southwest Water Company provides a broad range of utility and utility management services. We own regulated water and wastewater utilities that we operate and manage and that provide approximately 42% of our gross revenue. We operate and manage water and wastewater treatment facilities owned by cities, municipal utility districts, public agencies and private entities and also provide utility submetering, installation and billing and collection services. Approximately 58% of our gross revenue is from this market segment.

   Our geographical coverage includes water and wastewater utility operations, as well as contract operations in California, New Mexico, Mississippi and Texas. We provide utility submetering and billing and collection services in 29 states nationwide.

   Our principal executive offices are located at 225 North Barranca, Suite 200, West Covina, CA 91791-1605, and our telephone number is (626) 915-1551.

   For selected financial information and our ratio of earnings to fixed charges, see the captions "Selected Consolidated Financial Information" and "Ratio of Earnings to Fixed Charges."

                                  The Offering


Securities Offered...................
                                       $20,000,000 aggregate principal amount
                                       of     % Convertible Subordinate
                                       Debentures due July 1, 2021.


Issuer...............................  Southwest Water Company.

Maturity Date........................  July 1, 2021.

Interest Payment Date................  Payable quarterly on January 1, April 1,
                                       July 1 and October 1, beginning on
                                       October 1, 2001.

Holder's Conversion Privilege........  At any time, a holder may convert his or her Debentures into our common stock at
                                       an initial conversion price of $   per
                                       share, subject to adjustment under
                                       certain conditions. This equates to
                                       shares of our common stock at the
                                       initial conversion price for each $1,000 of Debentures converted.

Our Redemption Rights...................... We cannot redeem the Debentures before
                                            July 1, 2003. Beginning July 1, 2003, we
                                            may redeem the Debentures, in whole or in
                                            part, at any time, at redemption prices
                                            from 105% beginning July 1, 2003 and
                                            declining 1% annually to par (100% of face
                                            value) after June 30, 2008.

Redemption Rights on Behalf of a Deceased
 Holder.................................... Upon request on behalf of a deceased holder, we will redeem up to $25,000
                                            principal amount of Debentures held by the
                                            deceased holder. This is subject to an
                                            annual aggregate maximum for all deceased
                                            holders of $400,000.

No Sinking Fund............................ We are not required to set aside funds to redeem Debentures.

Priority of Payment........................ The Debentures are unsecured debt of our
                                            Company. The rights to payment of the
                                            Debenture holders are inferior to the
                                            rights of the holders of our existing and
                                            future secured debt and senior debt. The
                                            rights to payment of the Debenture holders
                                            are equal to those of all other holders of
                                            our unsecured debt.

Use of Proceeds............................ We plan to use the net proceeds from the sale of our Debentures for general
                                            corporate purposes which will include
                                            reducing a portion of our unsecured,
                                            revolving lines of credit and may include
                                            the financing of certain acquisitions.


                       Ratio of Earnings to Fixed Charges

                                            Quarters
                                              Ended
                                           March 31,*  Year Ended December 31,
                                           ----------- ------------------------
                                           2001  2000  2000 1999 1998 1997 1996
                                           ----- ----- ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges........  1.55  1.57 2.25 2.93 1.92 1.65 1.46

   For purposes of computing the ratio of earnings to fixed charges, earnings means income from continuing operations before income taxes, interest expense, net of capitalized interest, and amortization and depreciation. Fixed charges means the sum of interest expense, amortization of debt costs and preferred dividends paid.
--------
* The results for the quarter ended March 31, 2001, may not be representative of the results for the 2001 fiscal year due to, among other things, seasonality.

                                  RISK FACTORS

   You should carefully consider the following risk factors, in addition to the other information in this prospectus and the documents incorporated by reference in this prospectus, before investing in the Debentures. You should recognize that risks in addition to those set forth may be significant presently or in the future, and the risks described may affect your investment in the Debentures to a greater or lesser extent than indicated.

                        Risks Related to the Debentures

The Debentures are unsecured debt and payment on the Debentures is subordinate to all of our current and future secured and senior debt.

   The Debentures are subordinated to all of our existing and future secured and senior debt including the secured and senior debt of our subsidiaries. Moreover, the Indenture governing the Debentures does not restrict the incurrence in the future of secured or senior debt by us or our subsidiaries. As a result of such subordination, if we were to become insolvent, holders of any secured or senior debt would be entitled to payment in full prior to any payments being made to the holders of the Debentures, and our other creditors may receive more, ratably, than the holders of the Debentures. In addition, an event of default under the Indenture governing the Debentures may trigger defaults under our secured or senior debt, in which case the holders of the secured or senior debt would be entitled to payment in full before any payment to the holders of the Debentures. The absence of limitations in the Indenture governing the Debentures on the issuance of secured or senior debt could increase the risk that sufficient funds will not be available to pay holders of the Debentures after payment of amounts due to the holders of secured or senior debt.

   Upon issuance, the Debentures will be subordinate to our outstanding secured bonds of $27,000,000 and our outstanding bank lines of credit of approximately $27,700,000. The Indenture governing the Debentures does not restrict our ability to incur additional indebtedness and we may increase our debt levels in the future. Increases in our debt in the future would also increase our debt service expense. These increases could adversely affect our ability to pay the interest on the Debentures. For further discussion of the subordination of the Debentures, see "Description of Debentures."

Our outstanding indebtedness may impair our ability to make payments on the Debentures.

   If future debt were secured or senior debt, the holders of such debt would have priority in payment rights ahead of the holders of the Debentures. Moreover, any significant adverse developments in our business could impair our ability to make payments with respect to the Debentures. Our leveraged position poses risks to the holders of the Debentures, including the risks that:

  . A portion of our cash flow will be dedicated to the payment of interest on existing and future indebtedness;

  . Our leveraged position may impair our ability to obtain financing in the future; and

  . Our leveraged position may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.

We are a holding company that depends on cash flow from our subsidiaries to meet our debt service obligations.

   As a holding company, we conduct all of our operations exclusively through our subsidiaries and our only significant assets are our investments in these subsidiaries. This means that we are dependent on dividends or other distributions of funds from our subsidiaries to meet our debt service and other obligations, including payment of interest on the Debentures. Our subsidiaries are separate legal entities and have no obligation to pay any amounts due on these Debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory, regulatory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

There may be no public market for the Debentures.

   The Debentures are a new issue of securities. At the present time, there is no established market for the Debentures, and there can be no assurance that a market will develop. The Debentures may not be widely distributed. We have been advised that the Underwriter currently intends to make a market for the Debentures. However, the Underwriter is not obligated to do so, and any market making may be discontinued at any time without notice. There can be no assurance that an active trading market for the Debentures will develop. We do not intend to list the Debentures on any established market.

The market price of our shares of common stock may fluctuate.

   The holders of the Debentures have the right to convert their securities into shares of our common stock. This conversion right may not be of value if the market price of our common stock does not exceed the conversion price. The market price of our common stock may fluctuate depending on many factors, such as the stock market in general and our performance. We do not have direct control over all of the factors that affect our stock price.

                         Risks Related to Our Business

Our regulated and non-regulated operations are subject to weather and seasonality considerations.

   Our regulated water utility operations are seasonal. Therefore, the results of operations for one period do not indicate results to be expected in another period. Rainfall and weather conditions affect our utility operations, with most water consumption occurring during the third quarter of each year when weather tends to be hot and dry. Drought conditions may result in lower revenue due to consumer conservation efforts and a shortage of water supply and may also result in increased water costs to us and adversely affect our profitability. Conversely, unusually wet conditions may result in decreased customer demand, lower revenues and lower profit to our Company.

   Our contract operations business conducted by our subsidiary ECO Resources can also be seasonal in nature. For example, heavy rainfall limits ECO Resources' ability to perform certain billable work such as pipeline maintenance, manhole rehabilitation and other outdoor services.

The water, wastewater management and utility submetering businesses are highly competitive.

   The water and wastewater management business is highly competitive in the United States. Municipal employees perform the majority of water and wastewater utility operations. A significant portion of ECO Resources' marketing effort requires convincing elected officials and municipal authorities that outsourcing utility operations is beneficial to a city. We cannot assure you that any city will choose to outsource or will select ECO Resources as its operator at the end of the sales effort. Although industry renewal rates are high, municipalities periodically change operators or terminate outsourcing at the end of a contract. ECO Resources' inability to renew its existing contracts could have a material adverse impact on us. In addition, a city or municipal utility district could cancel a long-term contract without notice. This would result in loss of revenue and operating profits and could involve us in litigation if a breach of contract occurs.

   ECO Resources competes with several larger companies whose size, customer base, technical expertise and capital resources may restrict ECO Resources' ability to compete successfully for certain operations and maintenance contracts. ECO Resources' recent success is a result of its ability to obtain contracts from smaller cities with populations of up to 50,000, municipal utility districts and other public agencies. We cannot assure you that ECO Resources will be able to effectively compete in this market in the future.

   Master Tek International's, or Master Tek's, utility submetering, installation, billing and collection business is also highly competitive. While industry contract renewal rates are high, management companies and owners of multi-family dwellings periodically change billing and collection companies. In addition, Master Tek competes with several larger competitors whose size, customer base and capital resources may restrict Master Tek's ability to compete successfully for certain contracts. This is a relatively new industry and may attract other large competitors.

We may fail to effectively manage growth.

   During the past few years, we have expanded our business both through internal growth and through acquisitions. We are actively seeking acquisitions and joint ventures in each of our business lines. The success of our future business development and growth opportunities depends on our ability to attract and retain experienced and qualified persons to operate and manage our new business ventures. We cannot assure you that we will successfully manage our growth, and failure to do so could have a material adverse effect on our future results of operations.

The rates we charge in our regulated businesses are established by governmental agencies.

   Our water utilities are all subject to regulation by governmental agencies in their respective jurisdictions. Rates established by these agencies are intended to permit each utility to recover its costs and earn a reasonable rate of return on common equity. Each utility may file and process general rate applications on a periodic basis. Since the established rates may be in effect for several years, where possible, the utilities attempt to anticipate cost increases and apply for rates sufficient to permit recovery of those cost increases when incurred.

   Suburban Water Systems, or Suburban, has been directed by the California Public Utilities Commission, or the CPUC, to file a general rate application by March 2002. Windermere Utility Company filed for a general rate increase in May 2001. New Mexico Utilities and Hornsby Bend Utility Company are not currently seeking any rate increases. To date, our utilities have been successful in obtaining rates sufficient to cover their costs and provide a sufficient rate of return. We cannot assure you that current or future rate applications will result in favorable rates or that any rate increases permitted will be granted in order to offset cost increases as they occur. Failure to achieve timely and favorable rate increases could adversely affect our profitability.

Our business is subject to litigation and other risks concerning water quality.

   We have been named as defendants in several lawsuits alleging water contamination in the Main San Gabriel Basin. These lawsuits list hundreds of plaintiffs who receive or have received water from the Main San Gabriel Basin and list as defendants several alleged industrial polluters and all or most of the non-municipally owned water producers in the Main San Gabriel Basin. The plaintiffs allege that water consumers have suffered physical injuries or death as the result of pollutants in the water delivered to them. In September 1999, the California 2nd District Court of Appeal dismissed certain of the lawsuits. The California Supreme Court has agreed to review this decision. We anticipate that the California Supreme Court will hear oral arguments during 2001. The several lawsuits not involved in the appeal are currently inactive pending the decision of the California Supreme Court. We have requested defense and indemnification from our liability insurance carriers for these lawsuits. Several of the liability insurance carriers are currently absorbing the costs of defense of the lawsuits.

   The basis for the dismissal by the Court of Appeal is that the CPUC has final jurisdiction over service and water quality matters. In 2000, the CPUC completed a review that included all of the larger regulated water producers in the Main San Gabriel Basin. The CPUC concluded that these water producers met all state water standards. If the California Supreme Court upholds the dismissal of the lawsuits, it is unknown whether the plaintiffs will seek recourse through new legislation or through the CPUC and what effect, if any, this may have on us.

   If the California Supreme Court permits these lawsuits to proceed, a number of events will occur. First, the lawsuits would be tried on their merits. If the lawsuits were decided against us, and if the results were upheld on appeal, we would then seek relief from our insurance carriers. If we were unsuccessful, we would file for a rate increase from the CPUC. If we were unable to obtain rate relief, our financial results could be adversely affected due to costs incurred, including judgments or settlements, defense costs and additional costs to improve water quality. We can give you no assurance as to the outcome of this process.

   Over the years, Suburban's operations have been impacted by three categories of contaminants present in quantities exceeding state and Federal water standards. In 1979, volatile organic compounds were detected; in 1997, perchlorate was detected; and in 1998, the substance N-sodimethylamine, or NDMA, was detected. These contaminants were discovered in the Main San Gabriel Basin, the primary source of groundwater for Suburban. Through various methods, including removal of wells from Suburban's distribution system and the construction of water treatment facilities, water currently delivered to Suburban's customers meets all applicable state and Federal standards. However, we cannot assure you that, in the future, Suburban will be able to reduce the amounts of any contaminants in its wells to acceptable levels, or that the costs of such removal will be fully recoverable from Suburban's customers through rate relief.

   Suburban has taken measures to ensure that it has an adequate supply of potable water that meets all applicable governmental standards, though the costs of such water may be higher than the water Suburban produces. That supply includes arrangements for water purchases from other water purveyors and from the Metropolitan Water District, which imports water from both the Colorado River and from the California State Water Project. The cost of purchased water could have a significant adverse effect on our results of operations if Suburban is unsuccessful in obtaining rate relief.

   The Environmental Protection Agency, or the EPA, has conducted numerous studies of underground water in the Main San Gabriel Basin and in 1984 designated the Main San Gabriel Basin as a Super-fund site. Several large industrial companies were named as potentially responsible parties for allegedly causing the contamination. Suburban's facilities were not named as sources of the contamination. However, certain government officials have suggested that, because of their pumping operations, the Main San Gabriel Basin water producers may have clean-up liability under certain environmental statutes. The EPA is expected to continue to identify sources of contamination in order to establish legal responsibility for clean-up costs. Currently, neither the EPA nor any other governmental agency has identified Suburban or other water producers as potentially responsible parties. We cannot assure you, however, that Suburban will not be identified as a potentially responsible party in the future. In that case, our future results of operations could be adversely affected if Suburban is required to pay clean-up costs and is not allowed to recover such costs from its customers through rate relief.

   Costs associated with testing of Suburban's water supplies have increased and are expected to increase further as regulatory agencies adopt additional monitoring requirements. Suburban may use alternate sources of water, or may request rate relief from the CPUC to offset these rising costs. The potential impact of these costs and the costs associated with any other contaminant remediation on Suburban's results of operations is not fully known at this time. Such costs could be significant and could have an adverse effect on our future results of operations if Suburban is unsuccessful in obtaining rate relief.

   Although we believe all water currently delivered by Suburban meets all applicable governmental standards, we cannot assure you that we have identified all water quality issues that may affect us now or in the future. We also cannot assure you that governmental authorities will not seek to recover clean-up costs from Suburban in the future, or that potentially responsible parties will not seek contributions from Suburban for clean-up costs. These matters could have an adverse effect on our future results of operations if Suburban were unable to obtain rate relief.

Our water utility business requires significant capital expenditures.

   The water utility business is capital intensive. On an annual basis, our water utilities spend significant sums for additions to or replacement of property, plant and equipment. During calendar years 2000, 1999 and 1998, our combined utilities spent $9,470,000, $8,434,000, and $11,363,000, respectively, for these purposes. Our combined budget for calendar year 2001 for these purposes is approximately $10,000,000.

   Our non-regulated businesses may require funds for capital projects in the future. Recently, ECO Resources has looked to expand its operations by financing or joint venturing water plants or treatment plants with customers and potential customers. Growth of Master Tek may also require capital for installation of telemetering equipment.

   We obtain the funds for these capital projects from operations, contributions by developers and others and advances from developers (which must be repaid). We also periodically borrow money for these purposes. We maintain bank lines of credit that we can use for these purposes, and we have substantial capacity to issue secured debt. We cannot assure you that these sources will continue to be adequate or that the cost of funds will remain at levels permitting us to remain profitable. If adequate, affordable funds are not available, certain capital projects may be deferred. Continued deferral of such projects may in turn affect our revenue and profitability.

The costs of producing our products and services are rapidly increasing.

   The cost of water (whether produced from our own wells or purchased from outside sources), electric power and natural gas represents a substantial portion (approximately 47% in 2000) of the combined operating costs of our water utilities. Purchased water is significantly more expensive than water produced by our utilities. As a result, each utility attempts to produce as much as possible of the water it delivers and to use water purchases only to supplement its own production. Factors such as drought, water contamination and customer demand can increase water purchases and the overall cost of water for our utilities. Such factors are not within our control and may decrease our profitability if we are unable to obtain rate increases from a regulatory agency.

   Electric power costs in California have increased dramatically in the last year and are likely to continue to increase in the near term. The cost of natural gas has increased significantly in the United States in recent years. Our response to these increases is to utilize energy efficient techniques, new and better equipment and seek rate relief from the regulating agencies. We may not, however, have the ability to completely offset the effect of these cost increases. These factors are not within our control and could decrease our profitability if costs continue to increase or if we are unable to obtain rate increases from regulatory agencies.

                                  OUR COMPANY

   Southwest Water Company was incorporated in California in 1954 and reincorporated in Delaware in 1988. Southwest Water Company is a publicly held holding company and conducts no business operations itself. All operations are conducted through our subsidiaries which provide a broad range of services including water production and distribution, wastewater collection and treatment and utility submetering. We own regulated public water utilities. State regulatory agencies oversee the operations of our utilities as well as establish the rates that we can charge for our services. We also operate and manage water and wastewater treatment facilities which are owned by cities, public agencies, municipal utility districts and private companies under contract. These facilities are also subject to regulatory oversight; however, the pricing of our services is not subject to regulation. We serve more than one million people in 30 states nationwide.

   We own and operate water and wastewater utilities through four subsidiaries. Suburban, New Mexico Utilities and Hornsby Bend Utility Company are wholly owned and we also own 80% of Windermere Utility Company. Through our wholly owned subsidiary, ECO Resources, we operate and manage water and wastewater treatment facilities owned by cities, public agencies, municipal utility districts and private entities. Nationwide, we provide utility submetering and billing and collection services through our 80%-owned subsidiary, Master Tek.

Suburban Water Systems

   Suburban is a regulated public water utility that produces and supplies water for residential, commercial, industrial and public authority use, and for private and public fire protection service under the jurisdiction of the CPUC. Suburban's service area contains a population of approximately 300,000 people within Los Angeles and Orange Counties, California. Suburban owns 14 active wells that pump water from two major groundwater basins in the Southern California coastal watershed. Suburban also purchases water from two mutual water companies that also produce their water from one of the basins. In addition, Suburban purchases water from the San Gabriel Municipal Water District and has interconnections with other water purveyors for supplemental and emergency sources of supply. During 2000, Suburban accounted for approximately 35% of our total revenue.

New Mexico Utilities

   New Mexico Utilities is a regulated public water utility that provides water supply and sewage collection services for residential, commercial, irrigation and fire protection customers under the jurisdiction of the New Mexico Public Regulation Commission. New Mexico Utilities' service area contains a population of approximately 28,000 people within the northwest portion of the City of Albuquerque, New Mexico and the northern portion of Bernalillo County, New Mexico. New Mexico Utilities owns five wells and four reservoirs. New Mexico Utilities' wells produce water from the Rio Grande Underground Basin. During 2000, New Mexico Utilities accounted for approximately 6% of our total revenue.

Windermere Utility Company and Hornsby Bend Utility Company

   Windermere Utility Company and Hornsby Bend Utility Company are two small public water utilities operating near Austin, Texas. Both are regulated public water utilities that provide water supply and sewage collection services for residential, commercial, irrigation and fire protection customers under the jurisdiction of the Texas Natural Resources Conservation Commission. Together, these utilities currently provide water supply and sewage collection and treatment services to approximately 4,800 customers. Their service areas are located near the city of Austin,

Texas and contain a population of about 17,000 people. During 2000, Windermere Utility Company and Hornsby Bend Utility Company, which were acquired in October 2000, accounted for approximately 1% of our total revenue.

ECO Resources

   ECO Resources provides contract water and wastewater system management, operations and maintenance services in the states of Texas, Mississippi, New Mexico and California. ECO Resources' services include facility and equipment maintenance and repair, sewer pipeline cleaning, water and wastewater operations, billing and collection services and state-certified laboratory analysis. ECO Resources does not own any of the water sources, water production facilities, water distribution systems, wastewater collection systems or wastewater treatment facilities that it operates for its clients. ECO Resources has two distinct types of contractual relationships: time and material contracts (primarily with municipal utility districts in Texas) and fixed fee operations and maintenance contracts. Areas served by ECO Resources have an aggregate population of approximately 580,000 people. During 2000, ECO Resources accounted for approximately 52% of our total revenue.

Master Tek International

   Master Tek is engaged in the utility submetering business, which involves the installation of electronic equipment in apartments, condominiums, mobile home parks and other multi-family dwellings to monitor each resident's usage of various utilities. Submetering allows water, gas and electricity usage to be measured and charged to each individual residential unit. In addition, Master Tek provides billing, collection and customer relations services for these usage charges. The billing process involves the transmission of utility usage data via radio frequency and telephone lines to Master Tek's headquarters near Denver, Colorado, where service representatives prepare bills and handle customer inquiries. Currently, Master Tek provides service to approximately 140,000 dwelling units in 29 states throughout the country. During 2000, Master Tek accounted for approximately 6% of our total revenue.

                                USE OF PROCEEDS

   The net proceeds from the sale of the Debentures are estimated to be approximately $18,900,000 after deducting the estimated expenses of the offering and underwriting discounts and commissions. We currently intend to use the net proceeds from the sale of the Debentures for general corporate purposes, which will include the reduction of a portion of our outstanding debt under our revolving lines of credit, and may include the financing of certain acquisitions that are expected to expand our market share in contract operations.


   We have unsecured lines of credit from three commercial banks with a total borrowing capacity of $30,000,000, of which $4,000,000 will expire on August 1, 2001. As of July 11, 2001, one line of credit had an outstanding balance of $11,200,000 at an interest rate of approximately 5.05%. Of this amount, $11,000,000 matures on August 1, 2002 and $200,000 matures on August 1, 2001. As of July 11, 2001, a second line of credit had an outstanding balance of $13,000,000 at an interest rate of approximately 5.33%. Of this amount, $11,000,000 matures on August 1, 2002 and $2,000,000 matures on August 1, 2001.
As of July 11, 2001, a third line of credit had an outstanding balance of $3,500,000 at an interest rate of approximately 5.11% and a maturity date of April 10, 2002. We plan to reduce the outstanding line of credit balances by approximately $14,000,000 with proceeds from the sale of our Debentures.


   During the past few years, we have expanded our business both through internal growth and through acquisitions. We are actively seeking acquisitions and joint ventures to improve our position in both the regulated water utility and non-regulated water, wastewater and utility submetering businesses. To continue this process, we have entered into letters of intent to acquire two separate contract operations businesses to expand our market share in the southern United States. The consideration for these acquisitions will consist of approximately $3,500,000 of the proceeds from the sale of the Debentures, approximately $2,000,000 of our common stock and promissory notes to the sellers of approximately $5,400,000. We expect these acquisitions to be completed in the third quarter of 2001. However, we cannot assure you that these transactions will be successfully completed. If consummated, these acquisitions are not expected to be material in the aggregate or require pro forma disclosure in accordance with the rules and regulations of the SEC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

   The following table sets forth selected consolidated financial information for Southwest Water Company on an historical basis. The information was derived from our financial statements, which are incorporated by reference in this prospectus.

   The selected consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2000, and our Form 10-Q for the quarterly period ending March 31, 2001, both incorporated by reference in this prospectus.

                           Three Months
                          Ended March 31,         Years Ended December 31,
                          --------------- -----------------------------------------
                           2001    2000     2000    1999     1998    1997    1996
                          ------- ------- -------- -------  ------- ------- -------
                                   (in thousands, except per share data)
Summary of operations
Operating revenues......  $23,215 $20,557 $104,741 $80,849  $72,146 $71,005 $66,145
Operating income........  $ 1,876 $ 1,374 $ 11,637 $ 9,314  $ 8,055 $ 7,215 $ 5,734
Gain on sales of land...       --      -- $    128 $ 2,855  $   110      --      --
Net income..............  $   535 $   430 $  5,381 $ 5,819  $ 3,349 $ 2,601 $ 1,923
Net income available for
 common shares..........  $   528 $   423 $  5,354 $ 5,792  $ 3,322 $ 2,574 $ 1,896

Common share data

Earnings per common share
Basic...................     $.06    $.05     $.65    $.72*    $.42    $.33    $.25
Diluted.................     $.06    $.05     $.62    $.70*    $.41    $.32    $.24

Cash dividends per
 common share...........     $.06    $.05     $.21    $.18     $.16    $.15    $.14

Weighted average
outstanding common shares
Basic...................    8,567   8,079    8,273   8,010    7,883   7,778   7,673
Diluted.................    8,981   8,436    8,615   8,318    8,062   7,945   7,747

--------
* Includes a $.20 per share gain, net of taxes, on the sale of surplus land formerly used in water utility operations.

                     COMMON STOCK DIVIDENDS AND PRICE RANGE

   Our common stock is traded on the Nasdaq National Market under the symbol "SWWC". The following table shows the range of market prices of our common stock for the periods indicated. The prices shown reflect inter-dealer prices without retail markup, markdown or commissions and may not necessarily represent actual transactions. Since 1960, our practice has been to pay common stock dividends quarterly on or about the 20th day of January, April, July and October. The amount and timing of future dividends depends on our growth, results of operations, profitability and financial condition, as well as other factors deemed relevant by our board of directors. Our current quarterly dividend rate is $.056 per common share.


                                                         Market Price
                                                             Range     Dividends
                                                         -------------   Paid
                                                          High   Low   Per Share
                                                         ------ ------ ---------
   1999
   First Quarter........................................ $ 8.73 $ 6.67   $.043
   Second Quarter....................................... $ 9.60 $ 5.90   $.043
   Third Quarter........................................ $14.37 $ 9.07   $.043
   Fourth Quarter....................................... $14.90 $ 9.20   $.048

   2000
   First Quarter........................................ $12.70 $ 8.40   $.048
   Second Quarter....................................... $11.50 $ 8.30   $.048
   Third Quarter........................................ $11.20 $ 9.20   $.056
   Fourth Quarter....................................... $13.40 $ 9.90   $.056

   2001
   First Quarter........................................ $13.75 $11.50   $.056
   Second Quarter....................................... $14.94 $11.70   $.056
   Third Quarter (through July 11, 2001)................ $15.41 $14.30   $.056*

--------
* $.056 represents the dividend we expect to pay per share of common stock for the 3rd quarter of 2001.

                           DESCRIPTION OF DEBENTURES

   The Debentures will be unsecured general obligations of our Company. The
Debentures will be issued under an Indenture, dated as of July   , 2001 (the
"Indenture"), between our Company and Chase Manhattan Bank and Trust Company, National Association, as Trustee, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus is a part.

   The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act") in effect on the date of the Indenture. Potential investors are referred to the Indenture and the Trust Indenture Act for a statement of such terms. The following statement, unless the content otherwise requires, is a summary of the substance or general effect of certain provisions of the Indenture and is qualified in its entirety by reference to the Indenture. Unless otherwise provided, terms defined in the Indenture have the same meanings when used in this prospectus.

   The Debentures will be limited in aggregate principal amount to $20,000,000 and will be issuable as fully registered Debentures in denominations of $1,000 or integral multiples thereof. The Debentures will have equal rank with all of our other unsecured indebtedness, other than senior debt. The Debentures will
bear interest at the rate of    % per annum from and after the date of their
original issuance. Payments of interest will be made quarterly, each January 1, April 1, July 1 and October 1, beginning October 1, 2001.


   The Debentures will mature on July 1, 2021. Payment of the principal of the Debentures will be made at the office of the Paying Agent. The Debentures will be exchangeable and transferable at the office of the Registrar without charge except for any tax or other governmental charges connected therewith. We have appointed Chase Manhattan Bank and Trust Company, National Association, as Trustee, Registrar and Paying Agent for the Debentures. We have appointed Chase Mellon Shareholder Services as Conversion Agent.

   We furnish our stockholders our annual reports containing our audited financial statements. Upon request, we will furnish to holders of the Debentures our annual reports and our interim reports containing unaudited financial statements.

Conversion

   Holders may, at their option, convert Debentures into our common stock at any time after the issuance and before the maturity of the Debentures. The conversion may be of the entire Debenture, or any portion of the principal of a Debenture which is $1,000 or an integral multiple thereof, into that number of fully paid and non assessable shares of our common stock obtained by dividing the principal amount of the Debenture or portion thereof to be converted by the
initial conversion price of $     per share. In the event of a consolidation or
merger of our Company, an adjustment will be made to the conversion price and/or in the securities, cash or other assets into which the Debentures will be convertible, if appropriate. The conversion price will be subject to proportionate adjustment if:

  . our common stock is reclassified or subdivided or combined by way of stock dividends, stock splits or reverse stock splits; or

  . we distribute to our holders of common stock any assets (other than dividends out of current or retained earnings), debt securities or rights or warrants to purchase our securities.

   However, no adjustment will be made unless:

  . the cumulative effect of all our reclassifications, subdivisions or combinations changes the conversion price by at least l%; or

  . the cumulative effect of all such distributions of assets, debt securities, rights or warrants changes the conversion price by at least 5%.

   No accrued interest will be payable on a Debenture surrendered for conversion except for Debentures surrendered between a Record Date and the corresponding Interest Payment Date.

   No fractional shares of common stock will be issued on conversion. Instead, cash payment will be made in lieu of fractional shares based on the then Quoted Price of the Common Stock as provided in the Indenture.

   To convert a Debenture a holder must provide written notice to the Participant of the holder's intent to convert all or part of the holder's interest in the Debentures into shares of our common stock. The Participant shall thereupon deliver to the Depositary a written request for conversion containing the name of the holder, the holder's interest in the Debenture and the amount of the holder's interest to be converted. The Depositary will, on receipt thereof, forward the same to the Trustee. The Trustee shall maintain records with respect to conversion requests received by it including date of receipt and the name of the Participant filing the conversion request. The Trustee will immediately send a copy of each conversion request it receives to us and the Conversion Agent. The Depositary, the Company, the Trustee and the Conversion Agent may conclusively assume, without independent investigation, that the statements contained in each conversion request are true and correct and shall have no responsibility for reviewing any documents submitted to the Participant by the holder or for determining whether the holder is in fact the Beneficial Owner of the interest in the Debenture to be redeemed. The holder shall furnish appropriate endorsements and transfer documents if required by the Registrar or the Conversion Agent and pay any transfer or similar tax required under the Indenture. If we call a Debenture for redemption, in whole or in part, the right to convert the called portion of the Debenture terminates at the close of business on the fifth business day preceding the redemption date.

   As soon as practicable after all of the conversion requirements have been met, we will deliver through the Conversion Agent a certificate for the number of full shares of our common stock issuable upon the conversion and a check for any fractional share. The person in whose name the certificate is registered shall be treated as a stockholder of record on and after the date of conversion.

   Conversion price adjustments, or the failure to make such adjustments, may, in certain circumstances, result in constructive distributions that could be taxable as dividends under the Internal Revenue Code of 1986, as amended, to holders of Debentures or to holders of common stock issued upon conversion thereof.

Limited Right of Redemption on Behalf of Deceased Holder

   Unless the Debentures have been declared due and payable prior to their maturity by reason of an Event of Default, the Representative (as defined below) of a deceased Beneficial Owner (as defined below) has the right at any time to request redemption prior to stated maturity of all or part of his interest in the Debentures. We will redeem interests in such Debentures subject to the limitations that we will not be obligated to redeem, during the period from the original issue date through and including June 30, 2002 (the "Initial Period"), and during any twelve-month period which ends on and includes each June 30 thereafter (each such twelve-month period being hereinafter referred to as a "Subsequent Period"), (i) on behalf of a deceased Beneficial Owner any interest in the Debentures which exceeds $25,000 principal amount or (ii) interests in the Debentures exceeding $400,000 in aggregate principal amount.

   We may, at our option, redeem interests of any deceased Beneficial Owner in the Debentures in the Initial Period or any Subsequent Period in excess of the $25,000 limitation. Any such redemption, to the extent that it exceeds the $25,000 limitation for any deceased Beneficial Owner, shall not be included in the computation of the $400,000 aggregate limitation for such Initial Period or such Subsequent Period, as the case may be, or for any succeeding Subsequent Period. We may, at our option, redeem interests of deceased Beneficial Owners in the Debentures, in the Initial Period or any Subsequent Period, in an aggregate principal amount exceeding $400,000. Any such redemption, to the extent it exceeds the $400,000 aggregate limitation, shall not reduce the $400,000 aggregate limitation for any Subsequent Period. If we elect to redeem Debentures in excess of the $25,000 limitation or the $400,000 aggregate limitation, Debentures so redeemed shall be redeemed in the order of the receipt of Redemption Requests (as hereinafter defined) by the Trustee.


   A request for redemption of an interest in the Debentures may be initiated by the personal representative or other person authorized to represent the estate of the deceased Beneficial Owner or by a surviving joint tenant or tenant(s) by the entirety or by the trustee of a trust (each, a "Representative") at any time and in any principal amount. The Representative shall deliver a request to the Participant (hereinafter defined) through whom the deceased Beneficial Owner owned such interest, in form satisfactory to the Participant, together with evidence of the death of the Beneficial Owner, evidence of the authority of the Representative satisfactory to the Participant, such waivers, notices or certificates as may be required under applicable state or federal law and such other evidence of the right to such redemption as the Participant shall require. The request shall specify the principal amount of the interest in the Debentures to be redeemed. The Participant shall thereupon deliver to the Depositary a request for redemption substantially in the form attached as Exhibit A hereto (a "Redemption Request"). The Depositary will, on receipt thereof, forward the same to the Trustee. The Trustee shall maintain records with respect to Redemption Requests received by it including date of receipt, the name of the Participant filing the Redemption Request and the status of each such Redemption Request with respect to the $25,000 limitation and the $400,000 aggregate limitation. The Trustee will immediately file each Redemption Request it receives, together with the information regarding the eligibility thereof with respect to the $25,000 limitation and the $400,000 aggregate limitation with us. The Depositary, the Issuer and the Trustee may conclusively assume, without independent investigation, that the statements contained in each Redemption Request are true and correct, and shall have no responsibility for reviewing any documents submitted to the Participant by the Representative or for determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the Debentures to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner.


   Subject to the $25,000 limitation and the $400,000 aggregate limitation, we will, after the death of any Beneficial Owner, redeem the interest of such Beneficial Owner in the Debentures within 60 days following our receipt of a Redemption Request from the Trustee. If Redemption Requests exceed the $400,000 aggregate limitation during the Initial Period or during any Subsequent Period, then such excess Redemption Requests will be applied in the order received by the Trustee to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem such interests. We may, at any time, notify the Trustee that we will redeem, on a date not less than 30 or more than 60 days thereafter, all or any such lesser amount of Debentures for which Redemption Requests have been received but which are not then eligible for redemption by reason of the $25,000 limitation or the $400,000 aggregate limitation. Any Debentures so redeemed shall be redeemed in the order of receipt of Redemption Requests by the Trustee.


   The price paid by us for the Debentures to be redeemed pursuant to a Redemption Request is 100% of the principal amount thereof plus accrued but unpaid interest to the date of payment. Subject to arrangements with the Depositary, payment for interests in the Debentures which are to be redeemed shall be made to the Depositary upon presentation of Debentures to the Trustee for redemption in the aggregate principal amount specified in the Redemption Requests submitted to the Trustee by the Depositary which are to be fulfilled in connection with such payment. The principal amount of any Debentures acquired or redeemed by us, other than by redemption at the option of any Representative of a deceased Beneficial Owner, shall not be included in the computation of either the $25,000 limitation or the $400,000 aggregate limitation for the Initial Period or for any Subsequent Period.


   A "Beneficial Owner" means the Person who has the right to sell, transfer or otherwise dispose of an interest in a Debenture and the right to receive the proceeds therefrom, as well as the interest and principal payable to the holder thereof. In general, a determination of beneficial ownership in the Debentures will be subject to the rules, regulations and procedures governing the Depositary and institutions that have accounts with the Depositary or a nominee thereof ("Participants").

   Any interest in a Debenture held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a Beneficial Owner. The death of a person who, during his lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the Debentures will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant. Such interests shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfer to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh [H.R. 10] plans maintained solely by or for the decedent or by or for the decedent and any spouse, trusts and certain other arrangements where one person has substantially all of the rights of a Beneficial Owner during such person's lifetime.

   Any Redemption Request may be withdrawn by the person(s) presenting the same upon delivery of a written request for such withdrawal given by the Participant on behalf of such person to the Depositary and by the Depositary to the Trustee prior to payment thereof by the Company.

   We may, at any time, purchase any Debentures for which Redemption Requests have been received in lieu of redeeming such Debentures. Any Debentures so purchased by us shall either be re-offered for sale and sold within 180 days after the date of purchase or presented to the Trustee for redemption and cancellation.

   During such time or times as the Debentures are not represented by a Global Debenture and are issued in definitive form, all references herein to Participants and the Depositary, including the Depositary's governing rules, regulations and procedures, shall be deemed deleted, all determinations which under this section the Participants are required to make shall be made by the Company (including, without limitation, determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the Debentures to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner), all redemption requests, to be effective, shall be delivered by the Representative to the Trustee, with a copy to us, and shall be in the form of a Redemption Request (with appropriate changes to reflect the fact that such Redemption Request is being executed by a Representative) and, in addition to all documents that are otherwise required to accompany a Redemption Request, shall be accompanied by the Debenture that is the subject of such request.

Redemption at Our Option

   The Debentures will be redeemable at our option, in whole or in part, at any time and from time to time on or after July 1, 2003, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the Redemption Date:

                 Period                                          Percent of Par
                 ------                                          --------------
       July 1, 2003--June 30, 2004..............................      105%
       July 1, 2004--June 30, 2005..............................      104%
       July 1, 2005--June 30, 2006..............................      103%
       July 1, 2006--June 30, 2007..............................      102%
       July 1, 2007--June 30, 2008..............................      101%
       Thereafter...............................................      100%

   We will select the principal amount, if less than all of the Debentures are to be redeemed. If we elect to redeem less than all of the then outstanding Debentures, the Trustee will select Debentures for redemption by lot. Debentures in denominations larger than $1,000 may be redeemed in integral multiples of $1,000.

   Either the Trustee or we will mail a notice of redemption to each holder of the Debentures to be redeemed at his registered address at least 30 days but not more than 60 days before the date selected for redemption (the "Redemption Date"). That notice will set forth the Redemption Date and Redemption Price. That notice will also set forth the date by which Debentures may be converted and the requirements to be met to effect such conversion.

   On and after the Redemption Date, interest will cease to accrue on Debentures or portions thereof called for redemption, unless we default in the payment of the Redemption Price.

   We have the option under the Indenture, in connection with any redemption at our option, to arrange for one or more purchasers to purchase the Debentures called for redemption and immediately convert such Debentures to Common Stock of the Company. In such event, the proceeds of such sale would be used to redeem the Debentures called for redemption. Any such arrangement would not relieve us from our obligation to pay the purchase price of and accrued interest on Debentures called for redemption.

   There will be no so-called "sinking fund" for the Debentures. This means that, except for limited amounts of Debentures which we are required to redeem at the election of Representations of deceased holders of interests in the Debentures, we will not be required to redeem or pay off any Debentures prior to their maturity date of July 1, 2021.

Priority of Payment

   The Debentures are unsecured indebtedness of Southwest Water Company. The Indenture grants to the Trustee certain rights and remedies on behalf of the holders of the Debentures, but does not constitute a lien on any of our assets or those of our subsidiaries.

   The rights to payment of the holders of the Debentures will be inferior to the rights to payment of the holders of any current or future secured debt of Southwest Water Company or our subsidiaries, including secured bonds issued by our water utility subsidiaries. As of the date hereof, such outstanding secured bonds aggregate approximately $27,000,000. That amount may increase or decrease in the future as necessary to satisfy our capital requirements and those of our subsidiaries.

   The rights to payment of the holders of the Debentures will also be inferior to the rights to payment of the holders of present or future "Designated Senior Debt." Designated Senior Debt is that debt of Southwest Water Company and our subsidiaries, other than secured debt, that we have designated as senior in right of payment to the Debentures. We currently intend to designate as Designated Senior Debt all debt now or hereafter outstanding on bank lines of credit extended to us and our subsidiaries. Such line of credit debt currently approximates $27,700,000. Such amount may increase or decrease in the future based upon our cash requirements and those of our subsidiaries. In addition, we may in the future designate other debt as Designated Senior Debt with payment rights superior to those of the holders of the Debentures.

Events of Default and Remedies

   An event of default is:

  .  a default for 30 days in payment of interest on the Debentures;

  .  a default in payment of principal and premium, if any, when due;

  . our failure for 60 days after notice to comply with any of our other agreements in the Indenture or the Debentures;

  . a default by us under, and acceleration prior to maturity of, or the failure to pay at maturity, certain of our other indebtedness aggregating in excess of $2,000,000; or

  .  certain events of bankruptcy or insolvency.

   If any event of default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Debentures may declare all the Debentures to be due and payable immediately. Holders of the Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Debentures may direct the Trustee in its exercise of any trust or power conferred to it. The Trustee may withhold from holders of the Debentures notice of any continuing default or event of default (except a default or event of default in payment of principal or interest) if it determines that withholding notice is in their interest.

   The holders of a majority in aggregate principal amount of the then outstanding Debentures may, on behalf of the holders of all of the Debentures, waive any past default or event of default under the Indenture and its consequences except a default in the payment of interest on, or the principal of, the Debentures, or a default or an event of default arising with respect to the conversion rights of Debenture holders.

   No holder of a Debenture may individually pursue a remedy under the Indenture or the holder's Debentures unless the holder gives the Trustee notice of a continuing event of default, the holders of at least 25% in principal amount of the Debentures request in writing that the Trustee pursue such remedy and offer the Trustee satisfactory indemnity against losses and expenses, the Trustee fails to comply with the request for sixty (60) days after receipt of the request and indemnity and there is no inconsistent instruction by the holders of a majority in principal amount of the Debentures during such 60-day period. No holder of a Debenture is entitled to preference or priority over other holders of Debentures. Subject to the foregoing limitations, the rights of holders to payment of the Debentures and to conversion of the Debentures are absolute and unconditional and may not be affected without their consent.

   We are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and upon becoming aware of any default or event of default, a statement specifying such default or event of default.

   None of our directors, officers, employees or stockholders, as such, shall have any liability for any of our obligations under the Debentures or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Debentures, by accepting a Debenture, waives and releases all such liability. This waiver and release are part of the consideration for issue of the Debentures.

Satisfaction and Discharge of the Indenture

   After all the Debentures have been called for redemption or mature in one year, we may terminate all of our obligations under the Indenture, other than our obligations to pay the principal of and interest on the Debentures and certain other obligations, at any time, by depositing with the Trustee money or non-callable U.S. Government obligations sufficient to pay all remaining indebtedness on the Debentures.

Amendment, Supplement and Waiver

   Subject to certain exceptions, the Indenture or the Debentures may be amended or supplemented with the consent of the holders of at least a majority in principal amount of such then outstanding Debentures, and any existing default or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the then outstanding Debentures. Without the consent of any holder of the Debentures, we and the Trustee may amend or supplement the Indenture or the Debentures to:

  .  cure any ambiguity, defect or inconsistency;

  . provide for uncertificated Debentures in addition to or in place of certificated Debentures;

  . provide for the assumption of the Company's obligations to holders of the Debentures in the case of a merger or acquisition; or

  . make any change that does not materially adversely affect the rights of any holder of the Debentures.

   Other amendments by us and the Trustee require the written consent of the holders of a majority in principal amount of the Debentures. Without the consent of each Debenture holder affected, we may not:

  . reduce the principal amount of Debentures whose holders must consent to an amendment of the Indenture;

  .  reduce the rate or change the interest payment time of any Debenture;

  .  reduce the principal of or change the maturity of any Debenture;

  . waive a default in the payment of the principal of or interest on any Debenture;

  . make any Debenture payable in money other than that stated in the Debenture; or

  . modify the provisions of the Indenture pertaining to the waiver of past defaults or the rights of Debenture holders to receive payments.

Book-Entry-Only Issuance--The Depository Trust Company

   The Debentures will be represented by one Global Debenture that will be deposited with and registered in the name of The Depository Trust Company ("DTC") or its nominee. This means that we will not issue certificates to you for the Debentures. One Global Debenture will be issued to DTC, which will keep a computerized record of its Participants (for example, your broker) whose clients have purchased the Debentures. Each Participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a Global Debenture may not be transferred. However, DTC, its nominees, and their successors may transfer a Global Debenture as a whole to one another. Beneficial interests in the Global Debenture will be shown on, and transfers of the Global Debenture will be made only through, records maintained by DTC and its Participants.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its Participants (direct Participants) deposit with DTC. DTC also records the settlement among direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

   DTC's book-entry-only system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct Participant. The rules that apply to DTC and its Participants are on file with the Securities and Exchange Commission.

   DTC is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

   When you purchase Debentures through the DTC system, the purchases must be made by or through a direct Participant, who will receive credit for the Debentures on DTC's records. Since you actually own the Debentures, you are the beneficial owner and your ownership interest will only be recorded on the direct (or indirect) Participants' records. DTC has no knowledge of your individual ownership of the Debentures. DTC's records only show the identity of the direct Participants and the amount of the Debentures held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) Participant. Thus, the direct (or indirect) Participants are responsible for keeping accurate account of the holdings of their customers like you.

   Interest payments will be wired to DTC's nominee and we will treat DTC's nominee as the owner of the Global Debenture for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the Global Debenture to you or any other beneficial owners in the Global Debenture.

   If we choose to redeem any Debentures, our redemption notice will be sent to DTC, which will in turn inform the direct Participants, who will then contact you as a Beneficial Owner.

   It is DTC's current practice, upon receipt of any payment of interest or liquidation amount, to credit direct Participants' accounts on the payment date based on their holdings of beneficial interests in the Global Debentures as shown on DTC's records. Payments by Participants to owners of beneficial interests in the Global Debentures will be based on the customary practices between the Participants and owners of beneficial interests. However, payments will be the responsibility of the Participants and not of DTC or us.

   Debentures represented by a Global Debenture will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  . DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 120 days; or

  . We determine not to require all of the Debentures to be represented by a Global Debenture.

   If the book-entry-only system is discontinued, the Transfer Agent will keep the registration books for the Debentures at its corporate office.

The Trustee

   The Trustee under the Indenture will initially be Chase Manhattan Bank and Trust Company, National Association of San Francisco, California. The Trustee will act as agent for the holders of the Debentures under certain circumstances and will initially maintain a registrar of Debenture holders as "Registrar," handle payments with respect to the Debentures as "Paying Agent" and act as agent upon any conversion of the Debentures as "Conversion Agent."

   The Indenture contains certain limitations on the rights of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

   The holders of a majority in principal amount of the then outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an event of default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debentures, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

                          DESCRIPTION OF COMMON STOCK

Authorized Shares

   Under our Certificate of Incorporation, we are currently authorized to issue 25,000,000 shares of common stock at a par value of $0.01 per share. As of July 11, 2001, there were 8,618,364 shares of common stock issued and outstanding. In addition, as of such date there were:


  (a) 790,724 shares of common stock reserved for issuance under our dividend reinvestment and employee stock purchase plan;


  (b) 916,667 shares of common stock reserved for issuance under our stock option plans;

  (c) 88,593 shares of common stock reserved for issuance upon the exercise of certain stock purchase warrants issued in connection with the purchase of a water system from the City of West Covina, California; and

  (d) 562,500 shares of common stock, of which 300,000 to 562,500 shares may be issued at any time during the years 2005 through 2010 upon the exercise of certain put and call stock rights issued in connection with the purchase of the remaining minority interest in Windermere Utility Company.

  (e) We are also authorized to issue up to 3,000 shares of Series E Convertible Preferred Stock as compensation to certain business brokers for obtaining water and sewer contracts for our 99%-owned subsidiary, Inland Pacific Water Company. Inland Pacific Water Company is primarily a marketing vehicle for contract operations in the Inland Empire area of the state of California. None of the Series E Convertible Preferred Stock has been issued, and no contracts requiring such issuance appear imminent at this time. Any such Series E Convertible Preferred Stock, if issued, would be entitled to dividends based upon an agreed formula. The Series E Convertible Preferred Stock, if issued, would vest over the terms of the long-term (10-15 years) water or sewer contracts obtained by the brokers and, to the extent vested, would be convertible into our common stock at the rate of 1,000 shares of common stock per one share of Series E Convertible Preferred Stock, subject to certain adjustments.


   We are currently authorized to issue 250,000 preferred shares at a par value of $.01 per share. As of July 11, 2001, there were 10,285 Series A Preferred shares outstanding. Series A Preferred stockholders are entitled to annual dividends of $2.625 per share and are entitled to five votes per share on all matters voted on by the stockholders.


Common Stock

   During the past four years, we increased the number of shares of common stock outstanding primarily through a series of stock splits and stock dividends. Since December 31, 1997, the number of outstanding shares of our common stock has increased from 3,330,207 shares to 8,618,364 shares as of July 11, 2001. We cannot assure you that we will continue such stock splits and stock dividends in the future.


   Holders of our common stock are entitled to one vote for each share held on all matters voted on by stockholders, including the election of directors. Upon liquidation or dissolution, the holders of common stock will be entitled to share ratably in the assets legally available for the distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Holders of our common stock do not have subscription, sinking fund, preemptive, redemption or conversion privileges. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that is issued or may be issued in the future.

   Under the Delaware General Corporation Law, we may pay dividends out of "surplus" (as determined in accordance with the Delaware General Corporation
Law) or, if there is no surplus,
out of net profits for the fiscal year in which the dividends are declared and/or the preceding fiscal year (subject to certain restrictions). Subject to the preferences or other rights of any of our preferred stock that may be issued from time to time, holders of our common stock are entitled to participate ratably in dividends on the common stock as declared by the board of directors. Our dividend policy is established by our board of directors. Subject to legal and contractual restrictions, our board's decisions regarding dividends are based on all considerations that in its business judgment are relevant at the time, including past and projected earnings, cash flows, economic, business and securities market conditions and anticipated developments concerning our business and operations. Currently we pay dividends on a quarterly basis. Please see the section entitled "Common Stock Dividends and Price Range" for information about the dividends paid during the past two years. We cannot guarantee that, in the future, we will have funds available to pay dividends, or that the board of directors will declare dividends.

Transfer Agent and Registrar

   The Transfer Agent and Registrar of our common stock is Mellon Investor Services, LLC, P.O. Box 3315, South Hackensack, New Jersey, 07606, phone number
(800) 356-2017.

Anti-takeover Effects of Certain Provisions

   Our Certificate of Incorporation and Bylaws, the Delaware General Corporation Law and our Stockholder Rights Plan, described below, contain provisions that may discourage or delay the acquisition of control of our Company by means of a tender offer, open market purchases, a proxy contest or otherwise.

Purposes of Provisions of Certificate of Incorporation and Bylaws

   The relevant provisions of our Certificate of Incorporation and Bylaws are intended to discourage certain types of transactions that may involve an actual or threatened change of control of our Company and to encourage any person who might seek to acquire control of our Company to negotiate with our board. We believe generally that the interests of our stockholders would be served best if any change in control results from negotiations with our board of the proposed terms. However, to the extent that these provisions do discourage takeover attempts, they could make it more difficult to accomplish transactions that are opposed by the incumbent board and could deprive stockholders of opportunities to realize takeover premiums for their shares.

   The description below is a summary only. We encourage you to read our Certificate of Incorporation, our Bylaws and our Stockholder Rights Plan, which we have filed with the SEC.

Classification of our Board

   We have a classified Board of Directors, comprised of seven directors, divided into three classes. The terms of the directors will expire as follows:

  . the term of our one Class I director will expire at the annual meeting of stockholders held in 2002;

  . the term of our three Class II directors will expire at the annual meeting of stockholders held in 2003; and

  . the term of our three Class III directors will expire at the annual meeting of stockholders held in 2004.

   The structure of the classified board is intended to promote continuity and stability of our management and policies since a majority of the directors serving at any given time will have prior experience as our directors. The classification of directors could make it more difficult for stockholders to quickly change the composition of our board. At least two annual meetings of stockholders, instead of one, would generally be required to effect a change in the majority of our board.

Number of Directors

   Our Certificate of Incorporation provides that the number of directors shall be no less than seven and shall not exceed nine. Our board of directors is currently comprised of seven persons. The exact number of directors is set by resolution from time to time of the majority of the directors then in office. Interim vacancies on our board, or vacancies created by an increase in the number of directors, may be filled by a majority of the directors then in office. A director appointed to fill a vacancy will hold office for the remainder of the term of the class of director in which the vacancy occurred or the new directorship was created.

Stockholder Action

   Our Certificate of Incorporation requires all stockholder action to be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent. Our Certification of Incorporation and Bylaws also provide that special meetings of stockholders may be called only by the board pursuant to a resolution adopted by a majority of the authorized directors, or by one or more stockholders holding at least 20% of the voting power of all then outstanding shares of the Company's capital stock entitled to vote at any meeting of the stockholders. This may have the effect of delaying consideration of a stockholder proposal until the next annual meeting of the stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

   Our Bylaws establish an advance notice procedure of 90 days for nominations, other than by or at the direction of our board, of candidates for election as directors at, and for proposals to be brought before, an annual meeting of stockholders. These provisions are intended to facilitate planning for the conduct of our annual meeting of stockholders and to provide time for proposals to be fully evaluated. These provisions may have the effect of precluding a nomination or the conduct of business at a particular meeting if the advance notice and other proper procedures are not followed. These provisions may also deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or from otherwise attempting to obtain control, even if the conduct of such solicitation or such attempt might be beneficial to the stockholders.

Preferred Stock and Additional Common Stock

   Our board's authority to issue shares of common stock and preferred stock and to fix by resolution the terms and conditions of each series of preferred stock may either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include series voting rights that would enable the holder to block business combinations, or the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied. Our board of directors will make any determination regarding issuance of additional shares based on its business judgment.

Shareholder Approval of Business Combinations

   Our Certificate of Incorporation contains provisions which provide that, subject to certain exceptions, we may not engage in certain "business combinations" with any "interested stockholder" or "reorganizations" unless there is an affirmative vote of at least two-thirds of the voting power of all then outstanding shares of voting stock, voting together as a single class, a majority of which must be voting stock other than that of which an interested stockholder or its affiliate is the beneficial owner.

   Under certain circumstances, such provisions make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation. We anticipate that these provisions may encourage companies interested in acquiring us to negotiate in advance with our board of directors.

Stockholder Rights Plan

   In 1998, we adopted a Stockholder Rights Plan and have issued, for each share of our common stock, one preferred share purchase right, or a Right. As long as the Rights are attached to our common stock, we will issue one Right (subject to adjustment) with each new share of common stock so that all such shares will have attached Rights. When exercisable, each Right will entitle the registered holder to purchase from us one one-hundredth of a share of Series B Junior Participating Preferred Stock, or Preferred Share, at an original price of $65.00 per one one-hundredth of a Preferred Share, subject to adjustment. The description and terms of the Rights are set forth in our Stockholder Rights Plan available from Mellon Investor Services, LLC, our Rights Agent.

   Until the earlier to occur of (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our common stock (an "Acquiring Person") or (ii) ten (10) business days (or such later date as may be determined by action of our board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer which would result in the beneficial ownership by a person or group of 15% or more of our common stock, the earlier of (i) and (ii) being called the Distribution Date, the Rights will be evidenced, with respect to any of our common stock certificates outstanding as of the adoption of the Plan, by such common stock certificate together with a summary of rights.

   The Plan provides that until the Distribution Date (or earlier redemption, exchange, termination, or expiration of the Rights), the Rights will be transferred with and only with our common stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new common stock certificates issued after the adoption of the Plan will contain a notation incorporating the Plan by reference. Until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights), the surrender or transfer of any certificates for our common stock, with or without such notation or a copy of a summary of rights, will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of our common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

   The Rights are not exercisable until the Distribution Date. The Rights will expire on April 6, 2008, subject to our right to extend such date (the "Final Expiration Date"), unless earlier redeemed or exchanged by us or terminated.

   Each Preferred Share purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate quarterly dividend of 100 times the dividend, if any, declared per share of our common stock. In the event of our liquidation, dissolution or winding up, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) and will be entitled to an aggregate payment of 100 times the payment made per share of our common stock. Each Preferred Share will have 100 votes and will vote together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which our common stock is exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of our common stock. Preferred Shares will not be redeemable. These rights are protected by customary antidilution provisions. Because of the nature of the Preferred Share's dividend, liquidation and voting rights, the value of one one-hundredth of a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of our common stock.

   The purchase price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares or convertible securities at less than the current market price of the Preferred Shares or
(iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average of our net income per share for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in Preferred Shares (which dividends will be subject to the adjustment described in clause (i) above) or of subscription rights or warrants (other than those referred to above).

   In the event that a Person becomes an Acquiring Person, or if we were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person, and our common stock was not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of our common stock having a market value of two times the then current purchase price of the Right. In the event that, after a person has become an Acquiring Person, we were acquired in a merger or other business combination transaction or more than 50% of our assets or earning power were sold, each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current purchase price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current purchase price of the Right.

   At any time after a Person becomes an Acquiring Person and prior to the earlier of one of the events described in the last sentence of the previous paragraph or the acquisition by such Acquiring Person of 50% or more of our outstanding common stock, the board may cause us to exchange the Rights (other than Rights owned by an Acquiring Person which will have become void), in whole or in part, for shares of our common stock at an exchange rate of one share of our common stock per Right (subject to adjustment).

   No adjustment in the purchase price of a Right will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional Preferred Shares or shares of our common stock will be issued (other than fractions of Preferred Shares which are integral multiples of one one-hundredth of a Preferred Share, which may, at our election, be evidenced by depository receipts), and in lieu thereof, a payment in cash will be made based on the market price of the Preferred Shares or shares of our common stock on the last trading date prior to the date of exercise.

   The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right (the "Redemption Price") by our board at any time prior to the time that an Acquiring Person has become such. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our board, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

   Until a Right is exercised, the holder thereof, as such, will have no rights as one of our stockholders beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

   Any of the provisions of the Plan may be amended by our board for so long as the Rights are then redeemable, and after the Rights are no longer redeemable, we may amend or supplement the Plan in any manner that does not adversely affect the interests of the holders of the Rights.

   This summary description of the Rights does not purport to be complete, and is qualified in its entirety by reference to the Plan, which is incorporated by reference to our Report on Form 8-K filed with the SEC on April 23, 1998.

                                  UNDERWRITER

   Subject to the terms and conditions contained in the Underwriting Agreement, Edward D. Jones & Co., L.P. has agreed to purchase and we have agreed to sell a principal amount of $20,000,000 in Debentures. The Underwriter is obligated to purchase the entire principal amount of the Debentures offered hereby if any are purchased. The Underwriter currently intends to make a market for the Debentures. However, the Underwriter is not obligated to do so, and any market making may be discontinued at any time and without notice.


   We have been advised by the Underwriter that it proposes to offer the Debentures in part directly to the public at the price set forth on the cover page of this prospectus and in part to certain securities dealers who are members of the National Association of Securities Dealers, Inc. at such price less such concessions as the underwriter may determine within its discretion. After the initial public offering, the public offering price and the other selling terms may be varied from time to time by the Underwriter.

   The discount provided to the Underwriter is 4% of the principal amount of the Debentures, or $800,000.


   We have agreed to indemnify the Underwriter and its controlling persons against certain liabilities which may be incurred in connection with the offering contemplated hereby, including certain civil liabilities under the Securities Act of 1933, as amended.

                                 LEGAL OPINIONS

   The validity of the Debentures offered hereby, and the common stock issuable upon conversion of the Debentures, will be passed upon for us by Latham & Watkins. Certain legal matters in connection with this offering will be passed upon for the Underwriter by Armstrong Teasdale LLP.

                                    EXPERTS

   The consolidated financial statements of Southwest Water Company as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, which are incorporated in this prospectus by reference to the Annual Report on Form 10-K, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

Available Information

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices in New York, New York and Chicago, Illinois. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov. You also may inspect copies of these materials and other information about us at the Nasdaq National Market, 33 Whitehall Street, New York, New York 10004.

Incorporation by Reference

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we will file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, before the termination of the offering of the Debentures under this prospectus:

   .  Report on Form 8-K dated April 23, 1998;

   .  Annual report on Form 10-K for the fiscal year ended December 31, 2000;

   .  Quarterly Report on Form 10-Q for the period ended March 31, 2001; and

   .  Proxy Statement for Annual Meeting of Stockholders held on May 22, 2001.

   Any statement contained in a document which, or a portion of which, is incorporated by reference herein shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

   You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                            Southwest Water Company
                        225 N. Barranca Ave., Suite 200
                           West Covina, CA 91791-1605
                              Attention: Secretary
                        Telephone Number: (626) 915-1551
                 e-mail address: http://www.southwestwater.com

   This prospectus is part of a Registration Statement which we filed with the SEC. We have omitted certain parts of the Registration Statement in accordance with the rules and regulations of the SEC; therefore, this prospectus does not contain all of the information included in the Registration Statement. For further information, we refer you to the Registration Statement filed on Form S-3 (No. 333-63196) including exhibits, schedules, and the documents incorporated by reference therein. We have not authorized anyone to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                                                                       Exhibit A

                           FORM OF REDEMPTION REQUEST

                                $20,000,000


                            SOUTHWEST WATER COMPANY

                        % CONVERTIBLE SUBORDINATE DEBENTURES
                                Due July 1, 2021

                               (The "Debentures")

                            CUSIP NO. 845331AB3


   The undersigned,               (the "Participant"), does hereby certify,
pursuant to the provisions of that certain Indenture of Trust dated as of July
  , 2001 (the "Indenture") made by Southwest Water Company (the "Company") (the "Issuer") and Chase Manhattan Bank and Trust Company, National Association, as Trustee (the "Trustee"), to The Depository Trust Company (the "Depositary"), the Company, the Issuer and the Trustee that:

  1. [Name of deceased Beneficial Owner] is deceased.

  2. [Name of deceased Beneficial Owner] had a $            interest in the
     above referenced Debenture.

  3. [Name of Representative] is [Beneficial Owner's personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form
     satisfactory to the undersigned, requesting that $           principal
     amount of said Debenture be redeemed pursuant to said Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and the [Name of Representative] is entitled to have the interest in the Debenture to which this Request relates redeemed.

  4. The Participant holds the interest in the Debenture with respect to which this Request for Redemption is being made on behalf of [Name of deceased Beneficial Owner].

  5. The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee, the Issuer and the Company (including their respective officers, directors, agents, attorneys and employees), against all damages, loss, cost, expense (including reasonable attorneys' and accountants' fees), obligations, claims or liability (collectively, the "Damages") incurred by the indemnified party or parties as a result of or in connection with the redemption of the interest in the Debenture to which this Request relates. The Participant will, at the request of the Company, forward to the Company, a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

   IN WITNESS WHEREOF, the undersigned has executed this Redemption Request as
of               , 20  .

                                          [PARTICIPANT NAME]

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                       [LOGO OF SOUTHWEST WATER COMPANY]

                                $20,000,000


                            SOUTHWEST WATER COMPANY

                   % Convertible Subordinate Debentures Due 2021

                               ----------------

                                   PROSPECTUS

                               ----------------

                          Edward D. Jones & Co., L.P.

                                 July   , 2001

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses payable by our Company in connection with the issuance and distribution of the Debentures being registered (all amounts are estimated except the SEC registration fee):


   SEC Registration Fee............................................... $  5,000
   Printing and Engraving Expenses.................................... $ 50,000
   Legal Fees and Expenses............................................ $125,000
   Accounting Fees and Expenses....................................... $ 45,000
   Trustee Fees and Expenses.......................................... $ 20,000
   Blue Sky and Legal Investment Fees and Expenses.................... $  1,000
   Miscellaneous...................................................... $  4,000
                                                                       --------
     Total............................................................ $250,000
                                                                       ========


Item 15. Indemnification of Directors and Officers.

Statutory Provisions

   Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL") enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care. Such a provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of a fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase or obtaining an improper personal benefit.

   Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director, officer, employee or agent of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with an action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter therein.

   Indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the DGCL. The indemnification provided by the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Our Certificate of Incorporation and Bylaws

   Our Certificate of Incorporation limits our directors' liability for monetary damages to us and our stockholders for breaches of fiduciary duty except under the circumstances outlined in Section 102(b)(7) of the DGCL as described above under "Statutory Provisions." Our Bylaws extend indemnification rights to the fullest extent authorized by the DGCL to directors and officers involved in any action, suit or proceeding where the basis of such involvement is such person's alleged action in an official capacity or in another capacity while serving as a director or officer of our Company. Our Bylaws also permit us to maintain insurance to protect ourselves and any of our directors, officers, employees or agents against any expense, liability or loss incurred as a result of any action, suit or proceeding whether or not we would have the power to indemnify the person under the DGCL. Our Bylaws also authorize us to enter into a contract with any of our directors, officers, employees or agents providing for indemnification rights equivalent to or, if our Board of Directors so determines, greater than, those provided for in our Bylaws.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits

 Exhibit No. Description of Exhibit
 ----------- ----------------------
     1       Form of Underwriting Agreement

     3*      Resolution amending Registrant's Bylaws to fix number of directors

     4       Indenture (including forms of Debenture and Redemption Request),
             dated as of July   , 2001, between Registrant and Chase Manhattan
             Bank and Trust Company, National Association

     5       Opinion of Latham and Watkins

    12* Statement regarding computation of ratio of earnings to fixed charges

    23.1     Consent of Latham and Watkins (included in Opinion filed as
             Exhibit 5)

    23.2     Consent of KPMG LLP

    24*      Power of Attorney

    25*      Form T-1 Statement of Eligibility and Qualification under the
             Trust Indenture Act of 1939, as amended, of Chase Manhattan Bank and Trust Company, National Association, as Trustee

--------
*  previously filed

Item 17. Undertakings.

   A. The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section l0 (a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C. The undersigned Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest Annual Report to security holders that is incorporated by reference in this prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in this prospectus to provide such interim financial information.

   D. The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement on Form S-3 (Registration No. 333-63196) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Covina, California on the 13th day of July 2001.


                                          Southwest Water Company

                                              /s/ Anton C. Garnier
                                          By: _________________________________
                                          Anton C. Garnier
                                          President, Chief Executive Officer
                                           and Director

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 2 to the Registration Statement on Form S-3 (Registration No. 333-63196) has been signed by the following persons in the capacities indicated on the 13th day of July 2001.


               Signature                Title
               ---------                -----

       /s/ Anton C. Garnier             President, Chief Executive Officer and Director
 ______________________________________  (Chief Executive Officer)
            Anton C. Garnier

       /s/ Peter J. Moerbeek            Chief Financial Officer, Secretary and Director
 ______________________________________  (Principal Financial Officer)
           Peter J. Moerbeek

       /s/ Thomas C. Tekulve            Vice President, Finance
 ______________________________________  (Principal Accounting Officer)
           Thomas C. Tekulve

                   *                    Director
 ______________________________________
        Donovan D. Huennekens*

                   *                    Director
 ______________________________________
          Maureen A. Kindel*

* /s/ Anton C. Garnier
_____________________________
(Anton C. Garnier, Attorney-in-fact)**

** By authority of the power of attorney previously filed as Exhibit 24 to the Registration Statement.